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                  [LETTERHEAD OF ALSTON & BIRD APPEARS HERE]


                                January 3, 1997


AccuStaff Incorporated
6440 Atlantic Boulevard
Jacksonville, Florida  32211

Re:  REGISTRATION STATEMENT ON FORM S-3
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Ladies and Gentlemen:

     We have served as United States federal income tax counsel for certain matters for AccuStaff Incorporated ("AccuStaff") and Career Horizons, Inc. ("Career") in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the 7% Convertible Senior Notes of Career and to shares of AccuStaff Common Stock being registered by Career and AccuStaff.

     We have reviewed the statements in the Registration Statement under the heading "Certain Federal Income Tax Considerations" and it is our opinion that the contents thereof are materially correct as to matters of United States federal income tax law discussed therein. In rendering this opinion, we have relied upon representations of AccuStaff and Career as to matters of fact.

     We hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                              Very truly yours,

                              ALSTON & BIRD,


                              By: /s/ Terry Greene
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